EXHIBIT 11


                            PORTLAND BREWING COMPANY
                   CALCULATION OF NET INCOME (LOSS) PER SHARE
                                   (Unaudited)

                                         THREE MONTHS ENDED JUNE 30,             SIX MONTHS ENDED JUNE 30,
                                      ---------------------------------      ---------------------------------
                                           1998               1997                1998               1997
                                      --------------     --------------      --------------     --------------

Actual weighted average shares
outstanding                           $   2,074,943      $   2,074,943       $   2,074,943      $   2,074,943

Dilutive common stock options
using the treasury stock method                  --                 --                  --                 --
                                      --------------     --------------      --------------     --------------

Total shares used in per share
calculations                              2,074,943          2,074,943           2,074,943          2,074,943
                                      ==============     ==============      ==============     ==============

Net (loss) income                          (281,202)     $    (130,230)      $    (863,508)     $    (359,141)
                                      ==============     ==============      ==============     ==============

Net (loss) income per share (1)       $       (0.14)     $       (0.06)      $       (0.42)     $       (0.17)
                                      ==============     ==============      ==============     ==============

<F1> Fully diluted earning per share is not materially different from primary earnings per share in the periods presented.